SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			AMERISERV FINANCIAL INC /PA/
		CENTRAL INDEX KEY:			0000707605
		STANDARD INDUSTRIAL CLASSIFICATION:	STATE COMMERCIAL BANKS [6022]
		IRS NUMBER:				251424278
		STATE OF INCORPORATION:			PA
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G

	BUSINESS ADDRESS:
		STREET 1:		AMERISERV FINANCIAL BUILDING
		STREET 2:		216 FRANKLIN ST
		CITY:			JOHNSTOWN
		STATE:			PA
		ZIP:			15901
		BUSINESS PHONE:		8145335300

	MAIL ADDRESS:
		STREET 1:		AMERISERV FINANCIAL BUILDING
		STREET 2:		216 FRANKLIN ST
		CITY:			JOHNSTOWN
		STATE:			PA
		ZIP:			15901

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			AMERISERV TRUST & FINANCIAL SERVICES CO/PA
		CENTRAL INDEX KEY:			0001082834
		STANDARD INDUSTRIAL CLASSIFICATION:	NON-DEPOSIT TRUST COMPANIES [6091]
		IRS NUMBER:				251689052
		STATE OF INCORPORATION:			PA
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G

	BUSINESS ADDRESS:
		STREET 1:		AMERISERV FINANCIAL BUILDING
		STREET 2:		216 FRANKLIN ST
		CITY:			JOHNSTOWN
		STATE:			PA
		ZIP:			15901
		BUSINESS PHONE:		8145335378

	MAIL ADDRESS:
		STREET 1:		AMERISERV FINANCIAL BUILDING
		STREET 2:		216 FRANKLIN ST
		CITY:			JOHNSTOWN
		STATE:			PA
		ZIP:			15901

	FORMER COMPANY:
		FORMER CONFORMED NAME:	USBANCORP TRUST CO/PA
		DATE OF NAME CHANGE:	20010430





                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934


                        AMERISERV FINANCIAL INC /PA/
             -----------------------------------------------------
                              (NAME OF ISSUER)

                                     COM
             -----------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                  03074A102
             -----------------------------------------------------
                               (CUSIP NUMBER)

                               June 30, 2002
             -----------------------------------------------------
             (Date of event which requires filing of this Statement)

    NOTE: ALL OF THE SHARES REPORTED IN THIS SCHEDULE 13G ARE HELD BY UNAFFILIATED THIRD-PARTY CLIENT ACCOUNTS MANAGED BY AMERISERV TRUST & FINANCIAL SERVICES COMPANY. ALTHOUGH THESE ACCOUNTS ARE MANAGED, THE INDIVIDUAL CLIENTS DIRECTED THE PURCHASE AND RETENTION OF OUR HOLDING COMPANY STOCK. (AMERISERV TRUST & FINANCIAL SERVICES COMPANY IS A WHOLLY-OWNED SUBSIDIARY OF AMERISERV FINANCIAL INC.)


        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [ ]  Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (CONTINUED ON FOLLOWING PAGE(S))



    CUSIP NO. 03074A102           13G

  1. NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	AMERISERV TRUST & FINANCIAL SERVICES COMPANY
	(FORMERLY USBANCORP TRUST COMPANY)
	251689052

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
	JOHNSTOWN, PA USA


       NUMBER OF SHARES     5.   SOLE VOTING POWER            688,865
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER                0
         June 30, 2002
            BY EACH         7.   SOLE DISPOSITIVE POWER       663,649
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER      25,216

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                         688,865

     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    [ ]

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          5.0%

 12. TYPE OF REPORTING PERSON *
	BK
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


ITEM 1(A).  NAME OF ISSUER

            AmeriServ Financial Inc PA

ITEM 1(B).  ADDRESS OF ISSUER

            AmeriServ Financial Building
            216 Franklin St
            Johnstown PA 15901-1911


ITEM 2(A).  NAME OF PERSON FILING

            AmeriServ Trust & Financial Services Company

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            AmeriServ Financial Building
            216 Franklin St
            Johnstown PA 15901-1911

ITEM 2(C).  CITIZENSHIP

            USA

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock

ITEM 2(E).  CUSIP NUMBER

            03074A102

ITEM 3. This statement is filed pursuant to Rule 13d-1 (b), or 13d-2 (b) or (c) and the person filing is a Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

ITEM 4.     OWNERSHIP
      (a)   AMOUNT BENEFICIALLY OWNED
            688,865
      (b)   PERCENT OF CLASS
            5.01
      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
      (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE --
            688,865
      (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE --
            None
      (iii) SOLE POWER TO DISPOSE OR TO DIRECT DISPOSITION OF --
            663,649
      (iv)  SHARE POWER TO DISPOSE OR TO DIRECT DISPOSISTION OF --
             25,216

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON
            All Securities reported in this schedule are owned by clients of Ameriserv Trust & Financial Services Company, no one of which owns more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:
            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            Not Applicable

ITEM 10.    CERTIFICATION
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete are correct.



	Date:      August 13, 2002	AMERISERV TRUST & FINANCIAL SERVICES COMPANY


					/s/ Michael P. Geiser

					Michael P. Geiser
					Vice President & Manager-
					Trust Operations